Exhibit 99.2

Management’s Responsibility for Financial Reporting

The accompanying consolidated financial statements and all information in the annual report are the responsibility of management. These consolidated financial statements have been prepared by management in accordance with the accounting policies described in the notes to the consolidated financial statements. Where necessary, management has made informed judgments and estimates of the outcome of events and transactions. In the opinion of management, the consolidated financial statements have been prepared within acceptable limits of materiality and are in accordance with International Financial Reporting Standards appropriate in the circumstances. The financial information elsewhere in the annual report has been reviewed to ensure consistency with that in the consolidated financial statements.

Management maintains appropriate systems of internal control. Policies and procedures are designed to give reasonable assurance that transactions are appropriately authorized, assets are safeguarded from loss or unauthorized use and financial records are properly maintained to provide reliable information for preparation of financial statements. Deloitte LLP, Chartered Professional Accountants, has been engaged, as approved by a vote of the shareholders at the Company’s most recent Annual General Meeting, to audit the consolidated financial statements in accordance with Canadian generally accepted auditing standards and provide an independent auditor’s opinion. Their report is presented with the consolidated financial statements.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and internal control. The Board exercises this responsibility through the Audit Committee of the Board. This Committee, which is comprised of a majority of non-management Directors, meets with management and the external auditors to satisfy itself that management’s responsibilities are properly discharged and to review the consolidated financial statements before they are presented to the Board of Directors for approval. The consolidated financial statements have been approved by the Board of Directors on the recommendation of the Audit Committee.

/s/ J. Brian Kynoch	/s/ Darb S. Dhillon
J. Brian Kynoch	Darb S. Dhillon
President	Chief Financial Officer

March 17, 2021

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 1

Independent Auditor’s Report

To the Shareholders and the Board of Directors of Imperial Metals Corporation:

Opinion

We have audited the consolidated financial statements of Imperial Metal Corporation (the “Company”), which comprise the consolidated statements of financial position as at December 31, 2020 and 2019, and the consolidated statements of (loss) income, comprehensive (loss) income, changes in equity and cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2020 and 2019, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards (“IFRS”).

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards (“Canadian GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements for the year ended December 31, 2020. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Mineral Properties — Assessment of Indicators of Impairment or Impairment Reversal – Refer to Notes 2 and 6 to the financial statements

Key Audit Matter Description

The Company’s determination of whether or not an indicator of impairment or impairment reversal exists at the Red Chris, Mount Polley and Huckleberry cash generating units requires significant management judgement.

While there are several inputs that are required to determine whether or not an indicator of impairment or impairment reversal exists, the judgements with the highest degree of subjectivity are future copper and gold prices, discount rate and ability and timing to restart mine operations at Mount Polley and Huckleberry mines. Auditing these estimates and inputs required a high degree of subjectivity in applying audit procedures and in evaluating the results of those procedures which resulted in an increased extent of audit effort, including the involvement of fair value specialists.

How the Key Audit Matter Was Addressed in the Audit

Our audit procedures related to the future copper and gold prices, discount rate and ability and timing to restart mine operations at Mount Polley and Huckleberry mines used in the assessment of indicators of impairment or impairment reversal included the following, among others:

•	Evaluated the future copper and gold prices by comparing management’s forecasts to third party forecasts.

•	Evaluated the discount rate by comparing the key inputs to market data.

•	With the assistance of fair value specialists, assessed the ability and timing to restart mine operations at Mount Polley and Huckleberry mines by evaluating the impact of deferring mine restart dates against the life of mine plans.

Red Chris Mine Joint Operations - Mineral Properties – Refer to Notes 2, 3 and 4 to the financial statements

Key Audit Matter Description

On August 15, 2019 the Company and Newcrest entered into an unincorporated arrangement for the operation of the Red Chris mine with Newcrest acting as operator. The beneficial interests in the Red Chris mine are owned 70% by Newcrest and 30% by the Company. As of that date, the Company recorded its proportionate interest of the provisional fair values of the assets acquired and liabilities assumed of the newly formed joint venture. During the third quarter of 2020, the provisional fair values were finalized taking into consideration updated information obtained during the measurement period. Management estimated the fair value of the mineral properties (specifically open pit, underground mines, additional resources and property, plant and equipment) using a discounted cash flow model, market approach and replacement-cost approach, respectively, which required estimates and assumptions.

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 2

While there are many estimates and assumptions that management makes to determine the fair value of the mineral properties (specifically open pit, underground mines and additional resources) of Red Chris mine, the assumptions with the highest degree of subjectivity are future commodity prices, discount rates and the in-situ multiples. Our audit procedures to evaluate the reasonableness of these estimates and assumptions required a high degree of auditor judgment and an increased extent of audit effort, including the involvement of fair value specialists.

How the Key Audit Matter Was Addressed in the Audit

Our audit procedures related to the future commodity prices, discount rates and the in-situ multiples used to determine the fair value of mineral properties of Red Chris mine included the following, among others:

•	With the assistance of fair value specialists:

•	Evaluated the future commodity prices by comparing management’s forecasts to third party forecasts.

•	Evaluated the reasonableness of the discount rates by testing the source information underlying the determination of the discount rates and developing a range of independent discount rates and comparing to the discount rates selected by management.

•	Evaluated the reasonableness of the in-situ multiples applied to the mineral properties by comparing to independent market data.

Other Information

Management is responsible for the other information. The other information comprises:

•	Management’s Discussion and Analysis

•	The information, other than the financial statements and our auditor’s report thereon, in the Annual Report.

Our opinion on the financial statements does not cover the other information and we do not and will not express any form of assurance conclusion thereon. In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

We obtained Management’s Discussion and Analysis prior to the date of this auditor’s report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact in this auditor’s report. We have nothing to report in this regard.

The Annual Report is expected to be made available to us after the date of the auditor’s report. If, based on the work we will perform on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact to those charged with governance.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian GAAS will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 3

As part of an audit in accordance with Canadian GAAS, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•	Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•	Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•	Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor's report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The engagement partner on the audit resulting in this independent auditor’s report is Leigh Derksen.

/s/ “Deloitte LLP”

Chartered Professional Accountants

Vancouver, British Columbia

March 17, 2021

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 4

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

expressed in thousands of Canadian dollars

	Notes	December 31 2020	December 31 2019 (Note 4(b))
ASSETS
Current Assets
Cash		$34,019	$89,953
Marketable securities		130	39
Trade and other receivables		5,968	5,759
Inventory	5	12,420	13,080
Prepaid expenses and deposits		2,840	2,968
		55,377	111,799
Mineral Properties	6	979,484	936,161
Other Assets	7	45,230	46,413
Deferred Income Tax Assets		11,230	9,115
		$1,091,321	$1,103,488
LIABILITIES
Current Liabilities
Trade and other payables		$44,170	$50,950
Taxes payable		313	809
Provision for rehabilitation costs		762	1,146
Current portion of debt	11	840	1,300
Other obligations	9	-	3,933
		46,085	58,138
Provision for Rehabilitation Costs		308	938
Non-Current Debt	11	1,582	2,516
Deferred Trade Payables	8	-	4,686
Future Site Reclamation Provisions	12	127,828	115,187
Deferred Income Tax Liabilities	18	187,035	189,244
		362,838	370,709
EQUITY
Share Capital	13	319,216	319,216
Contributed Surplus		41,028	40,302
Currency Translation Adjustment		7,632	7,762
Retained Earnings		360,607	365,499
		728,483	732,779
		$1,091,321	$1,103,488
Commitments and Pledges	23
Contingent Liabilities	24

See accompanying notes to these consolidated financial statements.

Approved by the Board and authorized for issue on March 17, 2021

/s/ Larry G. Moeller	/s/ J. Brian Kynoch
Director	Director

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 5

CONSOLIDATED STATEMENTS OF (LOSS) INCOME AND COMPREHENSIVE (LOSS) INCOME

Years Ended December 31, 2020 and 2019

expressed in thousands of Canadian dollars, except share and per share amounts

	Notes	2020	2019 (Note 4(b))
Revenue		$148,097	$71,823
Cost of Sales	14	(127,470)	(79,557)
Income (Loss) from Mine Operations		20,627	(7,734)
General and Administration		(3,934)	(4,732)
Idle Mine Costs		(22,342)	(16,526)
Interest Expense	15	(1,358)	(46,273)
Other Finance (Loss) Income	16	(1,890)	5,393
Other Income		31	255
Loss before Taxes		(8,866)	(69,617)
Income and Mining Tax Recovery	18	3,974	28,393
Net Loss from continuing operations		(4,892)	(41,224)
Net Income from discontinued operations	3	-	360,671

Net (Loss) Income		(4,892)	319,447

Other Comprehensive Loss
Currency translation adjustment		(130)	(332)
Total Comprehensive (Loss) Income		$(5,022)	$319,115

Loss from Continuing Operations Per Share
Basic		$(0.04)	$(0.32)
Diluted		$(0.04)	$(0.32)

Income from Discontinued Operations Per Share
Basic		-	$2.83
Diluted		-	$2.83

(Loss) Income Per Share
Basic	19	$(0.04)	$2.51
Diluted	19	$(0.04)	$2.51

Weighted Average Number of Common Shares Outstanding
Basic		128,490,174	127,277,090
Diluted		128,490,174	127,277,090

See accompanying notes to these consolidated financial statements.

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 6

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

Years Ended December 31, 2020 and 2019

expressed in thousands of Canadian dollars, except share and per share amounts

	Share Capital			Currency
	Number of Shares	Amount	Contributed Surplus	Translation Adjustment	Retained Earnings	Total
Balance December 31, 2018	120,782,585	$304,364	$45,411	$8,094	$45,363	$403,232
Issued for payment of interest on debt	7,707,589	14,852	-	-	-	14,852
Expiry of warrants	-	-	(689)	-	689	-
Loss on early repayment of interest for debt	-	-	(4,628)	-	-	(4,628)
Share based compensation expense	-	-	208	-	-	208
Total comprehensive income (as restated, Note 4(b))	-	-	-	(332)	319,447	319,115
Balance December 31, 2019 (as restated, Note 4(b))	128,490,174	$319,216	$40,302	$7,762	$365,499	$732,779

Balance December 31, 2019 (as restated, Note 4(b))	128,490,174	$319,216	$40,302	$7,762	$365,499	$732,779
Share based compensation expense	-	-	726	-	-	726
Total comprehensive loss	-	-		(130)	(4,892)	(5,022)
Balance December 31, 2020	128,490,174	$319,216	$41,028	$7,632	$360,607	$728,483

See accompanying notes to these consolidated financial statements.

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 7

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2020 and 2019

expressed in thousands of Canadian dollars, except share and per share amounts

	Notes	2020	2019 (Note 4(b))
OPERATING ACTIVITIES
Loss before taxes		$(8,866)	$(69,617)
Items not affecting cash flows
Depletion and depreciation		40,288	21,095
Share based compensation		726	215
Accretion of future site reclamation provisions		2,764	2,745
Unrealized foreign exchange losses (gains)		1,113	(9,548)
Fair value adjustment for debt settled in common shares		-	3,328
Loss on repayment of convertible debentures		-	1,766
Interest expense		1,358	46,273
Other		(122)	132
		37,261	(3,611)
Net change in non-cash operating working capital balances	17	(11,694)	(1,009)
Income and mining taxes (paid) refunded, net		(483)	10,522
Interest paid		(1,241)	(53,259)
Operating cash flows provided by (used in) continuing operations		23,843	(47,357)
Operating cash flows provided by discontinued operations	3	-	30,662
Cash provided by (used in) operating activities		23,843	(16,695)

FINANCING ACTIVITIES
Repayment of non-current debt		(437)	(864,161)
Lease payments	11	(1,060)	(468)
Proceeds of short term debt		-	50,381
Repayment of short term debt		-	(172,257)
Proceeds of non-current debt, net of deferred financing costs		-	130,704
Cash used in financing activities in continuing operations		(1,497)	(855,801)
Cash used in financing activities in discontinued operations	3	-	(5,362)
Cash used in financing activities		(1,497)	(861,163)

INVESTING ACTIVITIES
Acquisition and development of mineral properties	6	(73,601)	(19,952)
Payments of other obligations		(3,933)	(11,135)
Proceeds on sale of mineral properties		438	42
Proceeds on sale of marketable securities		-	1,234
Other investing items		(45)	1,695
Investing cash flows used in continuing operations		(77,141)	(28,116)
Investing cash flows provided by discontinued operations	3	-	977,762
Cash (used in) provided by investing activities		(77,141)	949,646

EFFECT OF FOREIGN EXCHANGE ON CASH		(1,139)	(409)
(DECREASE) INCREASE IN CASH		(55,934)	71,379
CASH, BEGINNING OF PERIOD		89,953	18,574
CASH, END OF PERIOD		$34,019	$89,953

See accompanying notes to these consolidated financial statements.

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 8

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2020 and 2019

expressed in thousands of Canadian dollars, except share and per share amounts

1.	NATURE OF OPERATIONS

Imperial Metals Corporation (the “Company”) is incorporated under the laws of the Province of British Columbia, Canada, and its principal business activity is the exploration, development, and production of base and precious metals, gold/copper concentrate from its mineral properties. The head office, principal address and registered and records office of the Company are located at 580 Hornby Street, Suite 200, Vancouver, British Columbia, Canada V6C 3B6. The Company’s shares are listed as symbol “III” on the Toronto Stock Exchange.

The Company’s key projects are:

•	30% interest in the Red Chris copper-gold mine in northwest British Columbia;

•	Mount Polley copper-gold mine in central British Columbia; and

•	Huckleberry copper mine in west central British Columbia.

These consolidated financial statements have been prepared on a going concern basis which assumes the Company will continue operating in the foreseeable future and will be able to service its debt obligations, realize its assets and discharge its liabilities in the normal course as they come due. The Company has in place a planning, budgeting, and forecasting process to determine the funds required to support the Company’s operations and expansionary plans.

COVID-19 (the coronavirus) has resulted in a slowdown in the global economy as well as caused volatility in the global markets. The widespread impact of COVID-19 had some adverse effect on the Company's operating and financing capabilities, such as travel restrictions and social distancing, however the impact is not significant as Mount Polley and Huckleberry mine sites are on care and maintenance. Should the length or severity of the pandemic be prolonged for an extended period, this could have a significant adverse impact on the Company's financial position and results of operations for future periods.

2.	SIGNIFICANT ACCOUNTING POLICIES

Statement of Compliance

These consolidated financial statements were prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). The preparation of consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, revenue and expenses. Actual results may differ from these estimates.

Basis of Presentation

The Company’s consolidated financial statements and those of all of its controlled subsidiaries are presented in Canadian dollars as this is the presentation and functional currency for all its operations except for the Company’s US subsidiary, Sterling Gold Mining Corporation, which has US dollars as its functional currency.

These consolidated financial statements have been prepared on a historical cost basis except for certain financial instruments measured at fair value.

Basis of Consolidation

These consolidated financial statements include the accounts of the Company and those entities which are controlled by the Company. Control is achieved when the Company has power over the investee; is exposed to or has rights to variable returns from its investment with the investee; and has the ability to use its power to affect its returns. All inter-company balances, transactions, revenues and expenses have been eliminated upon consolidation.

Joint Ventures

A joint venture is a contractual arrangement whereby two or more parties undertake an economic activity that is subject to joint control and whereby each party has rights to the net assets of the arrangement. Joint control is considered to exist when all parties to the joint arrangement are required to reach unanimous consent over decisions about relevant business activities pertaining to the contractual arrangement. Interests in joint ventures are recognized as an investment and accounted for using the equity method of accounting.

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 9

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2020 and 2019

expressed in thousands of Canadian dollars, except share and per share amounts

Joint Operations

A joint operation is a contractual arrangement whereby two or more parties undertake an economic activity that is subject to joint control and whereby each party has rights to the assets and liabilities relating to the arrangement. Joint control is considered to exist when all parties to the joint arrangement are required to reach unanimous consent over decisions about relevant business activities pertaining to the contractual arrangement. Interests in joint operations are accounted for by recognizing the Company’s share of assets, liabilities, revenues and expenses incurred jointly.

Joint Operations Without Sharing Control

The Company participates in an unincorporated arrangement relating to its interest in the Red Chris mine and has rights to its share of the undivided assets, liabilities, revenues and expenses of the property, subject to the arrangement, rather than a right to a net return, and does not share joint control. All such amounts are measured in accordance with the terms of the arrangement, which is based on the Company’s proportionate interest in the asset, liabilities, revenues and expenditures of the property and recorded in the financial statements in the appropriate line items according to their nature. The Company’s proportionate share includes certain adjustments to ensure consistency of accounting policies with those of the Company.

Business Combinations and Goodwill

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, measured at acquisition date fair value and the amount of any non-controlling interests (“NCI”) in the acquiree. For each business combination, the Company elects whether to measure the NCI in the acquiree at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition-related costs are expensed as incurred and included in administrative expenses.

When the Company acquires a business, it assesses the assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. Mineral reserves, resources and exploration potential that can be reliably measured are recognized separately in the assessment of fair values on acquisition. Other potential reserves, resources and rights, for which fair values cannot be reliably measured, are not recognized separately, but instead are subsumed in goodwill.

If the business combination is achieved in stages, any previously held equity interest is re-measured at its acquisition-date fair value, and any resulting gain or loss is recognized in the statement of profit or loss and other comprehensive income. It is then considered in the determination of goodwill.

Any contingent consideration to be transferred by the acquirer will be recognized at fair value at the acquisition date. Contingent consideration classified as equity is not remeasured and its subsequent settlement is accounted for within equity. Contingent consideration classified as an asset or liability that is a financial instrument and within the scope of IFRS 9 is measured at fair value, with changes in fair value recognized in profit or loss in the statement of profit or loss and other comprehensive income in accordance with IFRS 9. Other contingent consideration that is not within the scope of IFRS 9 is measured at fair value at each reporting date with changes in fair value recognized in profit or loss.

Goodwill is initially measured at cost (being the excess of the aggregate of the consideration transferred and the amount recognized for NCI over the fair value of the identifiable net assets acquired and liabilities assumed). If the fair value of the identifiable net assets acquired is in excess of the aggregate consideration transferred, the Company reassesses whether it has correctly identified all of the assets acquired and all of the liabilities assumed and reviews the procedures used to measure the amounts to be recognized at the acquisition date. If the reassessment still results in an excess of the fair value of net assets acquired over the aggregate consideration transferred, then the gain is recognized in statement of profit or loss and other comprehensive income.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses, if any. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Company’s cash-generating units (CGUs) that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 10

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2020 and 2019

expressed in thousands of Canadian dollars, except share and per share amounts

Inventory

Copper concentrates, inclusive of contained gold and silver, and costs associated with stockpile ore are valued on a first in first out basis at the lower of production cost to produce saleable metal and net realizable value. Net realizable value is calculated as described under “Revenue Recognition”. Production costs include direct labour, operating materials and supplies, transportation costs and applicable overhead, and depletion and depreciation.

Stores and supplies inventories are valued at the lower of cost and net realizable value. Cost includes acquisition cost and any directly related costs, including freight.

The portion of the ore stockpile and supplies that are to be processed/used more than 12 months from the reporting date and critical spare items, which might impact production if unavailable, are classified as other assets.

Materials and supplies are valued at the lower of cost or net realizable value. Any provision for obsolescence is determined by reference to specific items of stock and a general allowance for obsolescence. A regular review is undertaken to determine the extent of any provision for obsolescence.

Mineral Properties

Mineral properties represent capitalized expenditures related to the development of mining properties, related plant and equipment, expenditures related to exploration activities and expenditures arising from property acquisitions. Capitalized costs include interest and financing costs for amounts borrowed to develop mining properties and construct facilities, and operating costs, net of revenues, incurred prior to the commencement of commercial production.

The costs associated with mineral properties are separately allocated to reserves, resources and exploration potential, and include acquired interests in production, development and exploration stage properties representing the fair value at the time they were acquired. The value associated with resources and exploration potential is the value beyond proven and probable reserves assigned through acquisition. The value allocated to reserves is depleted on a unit-of-production method over the estimated recoverable proven and probable reserves at the mine. The reserve value is noted as mineral properties being depleted in Note 6.

The resource value represents the property interests that are contained in the measured and indicated resources that are not within the proven and probable reserves. Exploration potential is (i) mineralization included in inferred resources; (ii) areas of potential mineralization not included in any resource category.

Resource value and exploration potential value is noted as mineral properties not being depleted in Note 6. At least annually or when otherwise appropriate and subsequent to its review and evaluation for impairment, value from the non-depletable category is transferred to the depletable category if resources or exploration potential have been converted into reserves.

Capitalized costs for mineral properties being depleted are depleted by property using the unit-of-production method over the estimated recoverable proven and probable reserves at the mines to which they relate.

Commencement of Commercial Production

On the commencement of commercial production, net costs are charged to operations using the unit-of-production method by property based upon estimated recoverable reserves.  Management considers a number of factors related to the ability of a property to operate at its design capacity over a specified period of time in determining when a property has reached commercial production. These factors include production levels as intended by management, plant throughput quantities, recovery rates, and number of uninterrupted days of production.

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 11

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2020 and 2019

expressed in thousands of Canadian dollars, except share and per share amounts

Property, Plant and Equipment

Property, plant and equipment is carried at cost, less accumulated depreciation and accumulated impairment losses. Capitalized costs include the fair value of consideration given to acquire or construct an asset, capitalized interest related to that asset and includes the direct charges associated with bringing the asset to the location and condition necessary for placing it into use along with the future cost of dismantling and removing the asset.

When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment.

The costs of major overhauls of parts of property, plant and equipment is recognized in the carrying amount of the item if it is probable that the future economic benefits embodied within the part will flow to the Company, and its cost can be measured reliably. The carrying amount of the replaced part is derecognized. The costs of the day-to-day servicing of property, plant and equipment are recognized in income or loss as incurred.

Milling equipment and related buildings, intangible assets used in production, and tailings facilities are depleted on a unit-of-production basis over the estimated recoverable proven and probable reserves at the mines to which they relate.

Mobile mine equipment and vehicles are depreciated over the estimated useful lives of the assets either on a unit-of-production basis or using the straight line method with useful lives of 4-12 years. Office, computer and communications equipment are depreciated using the straight line method with useful lives of 4-5 years. The estimated residual value and useful lives are reassessed at each year end and depreciation expense is adjusted on a prospective basis.

Stripping Costs

Costs associated with the removal of overburden and rock that are incurred in the production phase of mining operations are included in the cost of the inventory produced in the period in which they are incurred, except when the charges represent a betterment to the mineral property. Charges represent a betterment to the mineral property when the stripping activity provides access to reserves that will be produced in future periods that would not have been accessible without the stripping activity. When charges are deferred in relation to a betterment, the charges are amortized over the reserve accessed by the stripping activity using the unit-of-production method as these reserves will directly benefit from the deferred stripping costs incurred.

Assessment of Impairment

Management reviews the carrying value of exploration and evaluation properties at the end of each reporting period for evidence of impairment. This review is generally made with reference to timing of exploration work, work programs proposed, and the exploration results achieved by the Company and by others in the related area of interest.

Post-feasibility exploration properties, producing mining properties and plant and equipment are reviewed at the end of each reporting period for evidence of impairment at the cash generating unit (CGU) level.  A CGU is defined as the smallest identifiable group of assets that generate cash inflows that are largely independent of the cash inflows from other assets or groups of assets.  If any such indication exists, the entity shall estimate the recoverable amount of the CGU to determine if it exceeds the CGU’s carrying value.

The recoverable amount for a CGU is the greater of the fair value less cost of disposal (FVLCD) and the value in use.  Fair value less cost of disposal is the amount that would be received by the Company to sell a CGU in a transaction between arms-length parties less any costs directly attributable to the disposal of the CGU.  Value in use is the present value of future cash flows expected to be derived by the Company from the CGU, which is estimated using discounted cash flow techniques.  When it is not possible to determine fair value less cost of disposal by quotes from an active market, a written offer to purchase the CGU, or a binding sales agreement to purchase the CGU, the Company estimates the fair value less cost of disposal using discounted cash flow techniques.  Resources in the measured and indicated categories are valued using estimated fair values based on market transactions.

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 12

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2020 and 2019

expressed in thousands of Canadian dollars, except share and per share amounts

Discounted cash flow techniques are dependent on a number of factors, including future metal prices, the amount of reserves, resources and exploration potential, the cost of bringing the project into production, production schedules, production costs, sustaining capital expenditures, and future site reclamation costs. Additionally, the reviews take into account factors such as political, social, legal and environmental regulations. These factors may change due to changing economic conditions or the accuracy of certain assumptions and, hence, affect the recoverable amount. The Company uses its best efforts in assessing these factors.

Post-feasibility exploration properties, producing mining properties and plant and equipment that have been impaired in prior periods are tested for evidence of possible impairment reversal whenever events or significant changes in circumstances indicate that the impairment may have been reversed. Indicators of a potential reversal of an impairment loss mainly mirror the indicators present when the impairment was originally recorded

An impairment loss or reversal thereof is recognized in income or loss to the extent that the carrying amount exceeds or is below the recoverable amount.

Leases

•	Right-of-use assets. The Company recognizes right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Unless the Company is reasonably certain to obtain ownership of the leased asset at the end of the lease term, the recognized right-of-use assets are depreciated over the shorter of its estimated useful life and the lease term. Right-of-use assets are subject to impairment.

•	Lease liabilities. At the commencement date of the lease, the Company recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Company and payments of penalties for terminating a lease, if the lease term reflects the Company exercising the option to terminate. The variable lease payments that do not depend on an index or a rate are recognized as expense in the period on which the event or condition that triggers the payment occurs. In calculating the present value of lease payments, the Company uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the in-substance fixed lease payments or a change in the assessment to purchase the underlying asset.

•	Short-term leases and leases of low-value assets. The Company applies the short-term lease recognition exemption to its short-term leases of machinery and equipment (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). It also applies the lease of low-value assets recognition exemption to leases of office equipment that are considered of low value. Lease payments on short-term leases and leases of low-value assets are recognized as expense on a straight-line basis over the lease term.

•	Significant judgement in determining the lease term of contracts with renewal options. The Company determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised. The Company applies judgement in evaluating whether it is reasonably certain to exercise the option to renew. That is, it considers all relevant factors that create an economic incentive for it to exercise the renewal. After the commencement date, the Company reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise (or not to exercise) the option to renew (e.g., a change in business strategy).

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 13

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2020 and 2019

expressed in thousands of Canadian dollars, except share and per share amounts

Future Site Reclamation Costs

The Company’s mining and exploration activities are subject to various statutory, contractual or legal obligations for protection of the environment. At the date the obligation is incurred, the Company records a liability, discounted to net present value, for the best estimate of future costs to retire an asset including costs for dismantling, remediation and ongoing treatment and monitoring of the site. The present value is determined using a pre-tax risk free interest rate. The liability is accreted over time to the estimated amount ultimately payable through periodic charges to income or loss. The estimated present value of the future site reclamation costs are reviewed for material changes at each reporting date and re-measured at least annually or when there are significant changes in the assumptions giving rise to the estimated cash flows.

Future site reclamation costs are capitalized as part of the carrying value of the related mineral property at its initial discounted value and amortized over the useful life of the mineral property using the unit-of-production method. Subsequent changes to future site reclamation costs are recorded with a corresponding change to the carrying amounts of related mineral property.

Income and Mining Taxes

The Company accounts for income and mining taxes using the liability method. Under this method, deferred tax assets and deferred tax liabilities are recorded based on temporary differences between the financial reporting basis of the Company’s assets and liabilities and their corresponding tax basis. The future benefits of deferred tax assets, including unused tax losses and tax credits, are recognized to the extent that it is probable that taxable profit will be available against the deductible temporary difference and the tax loss and tax credits can be utilized. These deferred tax assets and liabilities are measured using enacted or substantively enacted tax rates and laws that are expected to apply when the tax liabilities or assets are to be either settled or realized.

In a business combination, temporary differences arise as a result of differences in the fair values of identifiable assets and liabilities acquired and their respective tax bases. Deferred tax assets and liabilities are recognized for the tax effects of these differences. Deferred tax assets and liabilities are not recognized for temporary differences arising from goodwill or from the initial recognition of assets and liabilities acquired in a transaction other than a business combination which does not affect either accounting or taxable income or loss. Government assistance, including investment tax credits, is credited against the expenditure generating the assistance when it is probable that the government assistance will be realized.

Revenue Recognition

The revenue from sale of concentrate is recognized at an amount that reflects the consideration that the Company expects to receive. The Company established a five-step model to account for revenue arising from contracts with customers: to identify the contract(s) with the customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to each performance obligation and recognize revenue as each performance obligation is satisfied. The Company exercises judgement, taking into consideration all of the relevant facts and circumstances when applying each step of revenue recognition model to contracts with customers.

The revenue from the sale of concentrate is recognized at the point in time when control of the concentrate passes to the customer which occurs when title transfer to the customer which is generally on the date of shipment.

Revenue is recorded in the statement of income and comprehensive income net of treatment and refining costs and royalties paid to counterparties under terms of the off take arrangements. The estimated revenue is recorded based on metal prices and exchange rates on the date of shipment and is adjusted at each reporting date to the metal prices at the date of settlement. The actual amounts will be reflected in revenue upon final settlement, which could be as long as four to five months after the date of shipment. These adjustments reflect changes in metal prices and changes in quantities arising from final weight and assay calculations. The adjustments are constrained and are only recognized to the extent that it is highly probable that a significant reversal of in the amount of cumulative revenue recognized will not occur.

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 14

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2020 and 2019

expressed in thousands of Canadian dollars, except share and per share amounts

Financial Assets

Financial assets are initially measured at fair value and are subsequently measured at either amortized cost or fair value through profit or loss, depending on the classification of the financial assets.

The classification of assets is driven by the Company’s business model for managing financial assets and their contractual cash flow characteristics and the Company’s business model for managing them. Trade receivables that do not contain a significant financing component or for which the Company has applied the practical expedient for contracts that have a maturity of a year or less, are measured at the transaction price determined under IFRS 15 in accordance with revenue recognition accounting policy. For other financial assets, the Company initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transactions costs. The Company records the fair value of marketable securities at the reporting date using quoted market prices.

The Company has categorized its financial assets in accordance with International Financial Reporting Standard 9, Financial Instruments (“IFRS 9”) into one of the following two categories:

Fair Value Through Profit or Loss

Includes equity investments, gold and copper price contract assets, gold and copper swap contracts, copper forward contracts, and other financial assets designated to this category under the fair value option. The Company has assessed the contractual cash flows of its provisionally priced contracts in accordance with IFRS 9 and has classified these receivables as fair value through profit or loss (“FVTPL”).

Financial Assets at Amortized Cost

Includes cash, future site reclamation deposits and trade receivables at amortized cost.

The fair value of financial instruments traded in active markets is based on quoted market prices at the date of the statement of financial position. The quoted market price used for financial assets held by the Company is the last bid price of the day.

Financial assets measured at amortized cost are subject to an allowance for expected credit losses based on the historic experience realizing these assets and information available about the probability of future collection. The Company applies a simplified lifetime expected credit loss model to measure expected credit losses for trade and other receivables that are not measured at FVTPL.

Impairment losses are recognized in income or loss in the period they occur based on the difference between the carrying amount and the present value of estimated future cash flows discounted at the original effective interest rate.

The Company recognizes an impairment gain or loss in profit or loss for its financial instruments with a corresponding adjustment to their carrying amount through a loss allowance account.

Financial Liabilities

Financial liabilities are accounted for at amortized cost except for those at FVTPL which includes liabilities designated as FVTPL and derivatives. Financial liabilities classified as FVTPL or those which are designated as FVTPL under the fair value option are measured at fair value with unrealized gains and losses recognized in net earnings. In cases where financial liabilities are designated as FVTPL, the part of a fair value change due to an entity’s own credit risk is recorded in other comprehensive income rather than the statements of operations. Financial liabilities at amortized cost are initially measured at fair value net of transaction costs, and subsequently measured at amortized cost.

The Company has classified its financial liabilities in accordance with IFRS 9 into one of the following two categories:

Fair Value Through Profit or Loss

Includes settlement payables related to copper price option contract liabilities.

Financial Liabilities at Amortized Cost

Includes trade and other payables and long-term debt.

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 15

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2020 and 2019

expressed in thousands of Canadian dollars, except share and per share amounts

Foreign Currency Translation

Items included in the financial statements of each of the Company’s subsidiaries are measured using the currency of the primary economic environment in which the entity operates (the functional currency). Foreign currency transactions are translated into the functional currency using the actual rate prevailing at the date of transaction. Each reporting period foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities not denominated in the functional currency of the entity are recognized in the statement of income and comprehensive income.

Assets and liabilities of entities with functional currencies other than Canadian dollars are translated at the period end rates of exchange, and the results of their operations are translated at the actual rate prevailing at the date of transaction. Equity is translated at historical cost. The resulting translation adjustments are included in currency translation adjustment in other comprehensive income. Additionally, foreign exchange gains and losses related to the settlement of certain intercompany loans are also included in equity as the settlement of these loans is neither planned nor likely to occur in the foreseeable future.

Foreign exchange gains and losses that relate to debt are presented in the statement of income and comprehensive income within “Finance Costs”. All other foreign exchange gains and losses are presented in the statement of income and comprehensive income within “General and Administration”.

Reportable Segment Information

The Company’s operations are primarily directed towards the exploration, development and production from its mineral properties in Canada. The Company has five reportable segments, Red Chris, including related exploration and development activities, Mount Polley, including related exploration and development activities, Huckleberry, including related exploration and development activities, Sterling, including related exploration and development activities and Corporate, including all other properties and related exploration and development activities.

Share Based Payments

The Company has a share option plan that provides all option holders the right to receive common shares in exchange for the options exercised which is described in Note 13. The fair value of each option award that will ultimately vest is estimated on the date of grant using the Black-Scholes option-pricing model. Compensation expense is determined when stock options are granted and recognized in operations over the vesting period of the option. Consideration received on the exercise of stock options is recorded as share capital and the related share-based amounts of contributed surplus are credited to share capital.

Borrowing Costs

The Company expenses borrowing costs when they are incurred, unless they are directly attributable to the acquisition of mineral properties or construction of property, plant and equipment extending over a period of more than twelve months.

Income (Loss) Per Common Share

Basic net income (loss) per common share is computed using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per common share is computed in accordance with the treasury stock method and “if converted” method, as applicable, which uses the weighted average number of common shares outstanding during the period and also includes the dilutive effect of potentially issuable common shares from outstanding stock options, warrants and convertible debentures.

Significant Accounting Judgments, Estimates and Assumptions

The preparation of these consolidated financial statements in conformity with IFRS requires management to make judgments and estimates and form assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reported period. On an ongoing basis, management evaluates its judgments and estimates in relation to assets, liabilities, revenue and expenses. Management uses historical experience and various other factors it believes to be reasonable under the given circumstances as the basis for its judgments and estimates. Actual outcomes may differ from these estimates under different assumptions and conditions.

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 16

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2020 and 2019

expressed in thousands of Canadian dollars, except share and per share amounts

(i)	Critical Judgments

Critical judgments exercised in applying accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements are as follows:

Revenue Recognition

Determination of performance obligations. The Company applied judgement to determine if a good or service that is promised to a customer is distinct based on whether the customer can benefit from the good or service on its own or together with other readily available resources and whether the good or service is separately identifiable. Based on these criteria, the Company determined the primary performance obligation relating to its sales contracts is the delivery of the concentrates. Shipping and insurance services arranged by the Company for its concentrate sales customers that occur after the transfer of control are also considered to be performance obligations.

Transfer of control. Judgement is required to determine when transfer of control occurs relating to the sale of the Company’s concentrate to its customers. Management based its assessment on a number of indicators of control, which include, but are not limited to whether the Company has present right of payment, and whether the physical possession of the goods, significant risks and rewards and legal title have been transferred to the customer.

Variable consideration. Variable consideration should only be recognized to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur. The Company identified a variable component of its revenue for concentrate sales relating to adjustments to the final sales price based on differences between the original and final assay results relating to the quantity and quality of concentrate shipments. Based on the Company’s proficiency in its assaying process, evidenced by the insignificant amount of historical adjustments from the initial to final assays, the Company concluded the variability in consideration caused by assaying results was negligible. Therefore, the Company does not expect a significant amount of reversal in revenue related to assaying differences.

Impairment of Mineral Properties

Both external and internal information is reviewed and considered by management in their assessment of whether there are indicators that mineral properties and goodwill are impaired. External sources of information include changes in the market, economic and legal environment, in which the Company operates, that are not within its control and affect the recoverable amount of its mineral properties, plant and equipment. The internal sources of information include the manner in which mineral properties, plant and equipment are being used or are expected to be used and indications of economic performance of assets. In determining the recoverable amounts of producing mineral properties and goodwill management estimates the discounted future pre-tax cash flows expected to be derived from the Company’s producing mineral properties. Reductions in commodity prices, increases in estimated future production and capital costs, reductions in mineral reserves and exploration potential and adverse economic events can result in impairment charges. In determining the economic recoverability and probability of future economic benefit of non-producing mineral properties management also considers geological information, likelihood of conversion of resources to reserves, estimated market values of measured and indicated resources, scoping and feasibility studies, permitting, infrastructure, development costs, and life of mine plans.

Interests in Other Entities

As part of its process in determining the classification of its interests in other entities, the Company applies judgment in interpreting these interests such as

•	the determination of the level of control or significant influence held by the Company;

•	the accounting standard’s applicability to the operations;

•	the legal structure and contractual terms of the arrangement;

•	concluding whether the Company has rights to assets and liabilities or to net assets of the arrangement; and

•	when relevant, other facts and circumstances.

The Company has determined that Newcrest Red Chris Joint Venture represent joint operations without sharing control and Ruddock Creek Joint Venture is joint operations with shared control.

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 17

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2020 and 2019

expressed in thousands of Canadian dollars, except share and per share amounts

Functional Currency

The functional currency for each of the Company’s subsidiaries is the currency of the primary economic environment in which the entity operates. The Canadian dollar is the functional currency for all operations of the Company except for the Company’s US subsidiary which uses the US dollar as its functional currency. Determination of the functional currency involves certain judgments to determine the primary economic environment of each entity. If events and conditions in this environment change then the Company may need to reconsider the functional currency of these entities.

Contingencies

Contingencies can be either possible assets or liabilities arising from past events which, by their nature, will be resolved only when one or more uncertain future events occur or fail to occur. Such contingencies include, but are not limited to, environmental obligations, litigation, regulatory proceedings, tax matters and losses that result from other events and developments. The assessment of the existence and potential impact of contingencies inherently involves the exercise of significant judgement regarding the outcome of future events.

(ii) Critical Estimates and Assumptions

The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below:

Reserve and Resource Estimates

The Company estimates its reserves and resources based on information compiled by Qualified Persons as defined in accordance with Canadian Securities Administrators National Instrument 43-101 Standards for Disclosure of Mineral Projects. There are numerous uncertainties inherent in estimating reserves and resources, including many factors beyond the Company’s control. Assumptions used in estimating reserves and resources include the forecast prices of commodities, exchange rates, production and capital costs, recovery rates and judgments used in engineering and geological interpretation of available data. Assumptions that are valid at the time of estimation may change significantly when new information becomes available.

Estimated reserves are used in the calculation of depreciation and depletion, impairment assessment on mineral properties and goodwill, assessment of life of pit stripping ratios and for forecasting the timing of future site reclamation costs. Therefore, changes in the estimates and assumptions used to determine reserves could have a material effect in the future on the Company’s financial position and results of operations.

Depletion and Depreciation of Mineral Properties

Depletion and depreciation of mineral properties is based on the estimated mineral reserves for each mineral property subject to depletion and estimated useful lives and depreciation rates for property, plant and equipment. Should asset life, depletion rates or depreciation rates differ from the initial estimate then this would impact the carrying value of the assets resulting in the adjustment being recognized in the consolidated statement of income.

Stripping Costs

The determination of costs associated with the removal of overburden and rock involve estimates related to whether or not these costs represent a betterment to the mineral property. Management uses several factors to determine whether to capitalize stripping costs including quantity and grade of materials being accessed, estimated future commodity prices, operating costs and life of mine plan. If any of these factors change then the determination of which materials are included in stripping costs may change resulting in higher mine operating costs in future periods.

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 18

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2020 and 2019

expressed in thousands of Canadian dollars, except share and per share amounts

Future Site Reclamation Provisions

Future site reclamation provisions represent management’s estimate of the present value of future cash outflows required to settle estimated reclamation obligations at the end of a mine’s life. The provision incorporates estimated future costs, inflation, and risks associated with the future cash outflows, discounted at the risk free rate for the future cash outflows. Changes in any of these factors can result in a change to future site reclamation provisions and the related accretion of future site reclamation provisions. Changes to future site reclamation provisions are charged or credited to mineral properties and may result in changes to future depletion expense.

Provision for Rehabilitation Costs

The provision for rehabilitation costs represents management’s estimate of the future cash outflows required to settle the estimated rehabilitation costs related to the August 4, 2014 Mount Polley mine tailings dam breach. The provision incorporates the Company’s estimate of costs for rehabilitation, including geotechnical investigations, environmental monitoring, community relations, communications and related corporate support costs. The provision is based on the scope and timing of work as determined by the Company in consultation with regulatory agencies and incorporates the risks associated with each activity. Changes in any of these factors can result in a change to the provision for rehabilitation costs.

Income Taxes

In determining tax assets and liabilities and related tax expense management makes estimates of future taxable income, tax rates, expected timing of reversals of existing temporary differences and the likelihood that tax returns as filed by the Company will be assessed by taxation authorities as filed. Recoveries of deferred tax assets require management to assess the likelihood that the Company will generate sufficient taxable income in future periods to recognize the deferred tax assets. Estimates of future taxable income are based on forecast cash flows from operations and the application of existing tax laws in each jurisdiction. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Company to realize the deferred tax assets could be impacted.

Share Based Compensation

The Company uses the Black-Scholes Option Pricing Model for valuation of share based compensation. This pricing model requires the input of subjective assumptions including expected price volatility, interest rate and estimated forfeiture rate. Changes in these assumptions can materially affect the fair value estimate of share based compensation and the related equity accounts of the Company.

New Standards, Interpretations and Amendments

The Company has not adopted any standard, interpretation or amendment that has been issued but is not yet effective.

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 19

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2020 and 2019

expressed in thousands of Canadian dollars, except share and per share amounts

3.	DISCONTINUED OPERATIONS

On February 20, 2019, the Company initiated a process for the sale of the Red Chris mine. On March 10, 2019, the Company entered into a binding agreement to sell a 70% interest in the Red Chris mine to Newcrest, while retaining a 30% beneficial interest in the mine. The disposal was completed on August 15, 2019, on which date control passed to Newcrest.

For the period January 1 to August 14, 2019, the net income from the Red Chris mine is reported as income from discontinued operations. From August 15, 2019 onwards, the results from the Red Chris mine are reported in the financial statements in the appropriate line items according to their nature and represent the Company’s proportionate interest in the asset, liabilities, revenues and expenditures of the Red Chris mine.

During the third quarter of 2020 the provisional fair values were finalized taking into consideration updated information obtained during the measurement period (Note 4(b)). The comparative information on the discontinued operations for the period of January 1 to August 14, 2019 was revised to reflect the adjustments to the provisional amounts:

	Period January 1 to August 14, 2019
	As Previously Reported	Adjustment	As Adjusted
Revenue	$164,993	$1,074	$166,067
Cost of Sales	(149,947)	(3,518)	(153,465)
Income from Mine Operations	15,046	(2,444)	12,602
General and Administration	(27)	-	(27)
Interest Expense	(2,797)	-	(2,797)
Other Finance Income	99	-	99
Other Expense	(95)	-	(95)
Income before Taxes and Undernoted Items	12,226	(2,444)	9,782
Gain on Sale and Revaluation of Interest in Red Chris mine	440,123	(148)	439,975
Income before Taxes	452,349	(2,592)	449,757
Income and Mining Tax Expense	(90,347)	1,261	(89,086)
Net Income from Discontinued Operations	$362,002	$1,331	$360,671

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 20

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2020 and 2019

expressed in thousands of Canadian dollars, except share and per share amounts

The following table provides details of the cash flows from operating, investing and financing activities of the discontinued operations related to the period January 1 to August 14, 2019.

Period January 1 to August 14
2019
OPERATING ACTIVITIES
Income before taxes from discontinued operations	$449,757
Items not affecting cash flows
Depletion and depreciation	9,412
Share based compensation	(7)
Foreign exchange gain	(761)
Gain on sale and revaluation of interest in Red Chris mine	(439,975)
Accretion of future site reclamation provisions	280
Interest expense	2,797
21,503
Net change in non-cash operating working capital balances	10,319
Income and mining taxes paid	(535)
Interest paid	(625)
Operating cash flows provided by discontinued operations	$30,662

FINANCING ACTIVITIES
Repayment of non-current debt	$(3,410)
Lease payments	(1,952)
Financing cash flows used in discontinued operations	$(5,362)

INVESTING ACTIVITIES
Acquisition and development of mineral properties	$(29,424)
Proceeds on sale of 70% interest in Red Chris mine, net of transaction costs	1,006,512
Net change in non-cash investing working capital balances	674
Investing cash flows provided by discontinued operations	$977,762

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 21

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2020 and 2019

expressed in thousands of Canadian dollars, except share and per share amounts

4.	RED CHRIS MINE JOINT OPERATIONS

On August 15, 2019, the Company and Newcrest entered into an unincorporated arrangement for the operation of the Red Chris mine with Newcrest acting as operator. The beneficial interests in the Red Chris mine are owned 70% by Newcrest and 30% by the Company. Under the Red Chris Joint Venture, the Company has rights to its share of assets and liabilities of the arrangement rather than a right to a net return. The Company has recognized its interests in assets and liabilities, revenue, comprised of its share of the output from the unincorporated arrangement, and associated expenses. All such amounts have been measured in proportion to the Company’s 30% interest in the arrangement. These amounts have been recorded in the Company’s consolidated financial statements and are classified according to their nature.

In accordance with IFRS the acquisition of the 30% interest in the Red Chris Joint Venture is accounted for as a business combination.

a)	Finalized Fair Values

During the third quarter of 2020 the provisional fair values were finalized taking into consideration updated information obtained during the measurement period. Details of the fair value of the aggregate consideration transferred and adjusted fair values of the identifiable assets and liabilities acquired at the date of the acquisition were as follows:

	August 15 2019 (Provisional)	Adjustment	August 15 2019 (Final)
Assets and Liabilities acquired
Inventory	$8,868	$(62)	$8,806
Prepaid expenses and deposits	422	-	422
Mineral properties	514,411	34,217	548,628
Other assets	8,811	(841)	7,970
Total Assets	532,512	33,314	565,826

Trade and other payables	(17,171)	186	(16,985)
Lease obligations	(4,000)	-	(4,000)
Other obligations	(16,144)	8	(16,136)
Future site reclamation costs	(5,293)	(2,762)	(8,055)
Deferred Income Tax Liabilities	(50,132)	(31,556)	(81,688)
Total Liabilities	(92,740)	(34,124)	(126,864)
Total identifiable net assets at fair value	$439,772	$(810)	$438,962

The Company used a discounted cash flow model to estimate the expected future cash flows of the open pit and underground mines, based on the life-of-mine plans. Expected future cash flows are based on estimates of future production and commodity prices, operating costs, and forecast capital expenditures using the life-of-mine plan as at the acquisition date.

Additional resources which were not included in the life-of-mine plan were separately valued using a market approach, evaluating recent comparable transactions.

A replacement-cost approach was used to determine the fair value of other property, plant and equipment.

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 22

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2020 and 2019

expressed in thousands of Canadian dollars, except share and per share amounts

b)	Revised Comparative Consolidated Information Due to Finalized Fair Values

The comparative information on the statement of consolidated financial position as at December 31, 2019 was revised to reflect the adjustments to the provisional amounts (Note 4(a)):

	December 31, 2019
	As Previously Reported	Adjustment	As Adjusted
Non-Current Assets
Mineral Properties	$890,334	$45,827	$936,161
Other Assets	47,254	(841)	46,413
	937,588	44,986	982,574
Current Liabilities
Trade and other payables	$49,300	$1,650	$50,950
Taxes payable	868	(59)	809
Future Site Reclamation Provisions	99,503	15,684	115,187
Deferred Income Tax Liabilities	159,244	30,000	189,244
	308,915	47,275	356,190

Retained Earnings	$367,788	$(2,289)	$365,499

The comparative information on the statement of consolidated income and comprehensive income for the year ended December 31, 2019 was revised to reflect the adjustments to the provisional amounts:

	Year Ended December 31, 2019
	As Previously Reported	Adjustment	As Adjusted
Cost of Sales	$(78,392)	$(1,165)	$(79,557)
Loss from Mine Operations	$(6,569)	$(1,165)	$(7,734)
Other Finance Income	$5,540	$(147)	$5,393
Loss before Taxes	$(68,305)	$(1,312)	$(69,617)
Income and Mining Tax Recovery	$28,039	$354	$28,393
Net Loss from Continuing Operations	$(40,266)	$(958)	$(41,224)
Net Income from Discontinued Operations	$362,002	$(1,331)	$360,671
Net Income	$321,736	$(2,289)	$319,447
Total Comprehensive Income	$321,404	$(2,289)	$319,115

The comparative information on the consolidated statement of cash flows for the year ended December 31, 2019 was revised to reflect the adjustments to the provisional amounts:

	Year Ended December 31, 2019
	As Previously Reported	Adjustment	As Adjusted
Loss before Taxes from continuing operations	$(68,305)	$(1,312)	$(69,617)
Depletion and depreciation	$19,930	$1,165	$21,095
Accretion of future site reclamation provisions	$2,598	$147	$2,745
Operating cash flows provided by discontinued operations	$29,202	$1,460	$30,662
Investing cash flows provided by discontinued operations	$979,222	$(1,460)	$977,762

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 23

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2020 and 2019

expressed in thousands of Canadian dollars, except share and per share amounts

5.	INVENTORY

	December 31 2020	December 31 2019
Stockpile ore	$9,873	$11,200
Concentrate	1,725	2,968
Supplies	31,643	30,931
Total inventories	43,241	45,099
Less non-current inventories included in other assets (Note 7)	(30,821)	(32,019)
Total current inventories	$12,420	$13,080

During the year ended December 31, 2020 inventory of $118,661 was recognized in cost of sales (2019-$77,526) and an impairment charge of $1,158 (2019-$4,325) on stockpile ore, concentrate and supplies inventory was included in cost of sales and $Nil (2019-$230) was included in idle mine cost.

At December 31, 2020, the Company had $23,893 (2019-$24,446) of inventory pledged as security for the credit facility (Note 10).

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 24

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2020 and 2019

expressed in thousands of Canadian dollars, except share and per share amounts

6.	MINERAL PROPERTIES

	Mineral	Mineral Properties not being Depleted
Cost	Properties being Depleted	Projects not in Production	Exploration & Evaluation Assets	Plant & Equipment	Total
Balance December 31, 2018	$473,917	$43,667	$103,464	$1,442,334	$2,063,382
Additions, reclass and change in estimates of future site reclamation provisions from continuing operations	23,087	2,568	1,484	13,751	40,890
Additions, reclass and change in estimates of future site reclamation provisions from discontinued operations	3,163	53	-	29,371	32,587
Reclassification	407	77	-	(484)	-
Write down	-	-	-	(53)	(53)
Foreign exchange movement	-	-	(332)	(42)	(374)
Disposition of assets held for sale	(107,330)	(43,797)	-	(1,128,139)	(1,279,266)
Acquisition of 30% of beneficial interest in Red Chris (Note 4 (b))	274,201	-	68,972	205,455	548,628
Balance December 31, 2019 (Note 4 (b))	667,445	2,568	173,588	562,193	1,405,794
Additions, reclass and change in estimates of future site reclamation provisions	30,622	13,801	(1,471)	40,605	83,557
Disposals	-	-	-	(1,255)	(1,255)
Foreign exchange movement	-	-	(130)	(16)	(146)
Balance December 31, 2020	$698,067	$16,369	$171,987	$601,527	$1,487,950

	Mineral	Mineral Properties not being Depleted
Accumulated depletion & depreciation & impairment losses	Properties being Depleted	Projects not in Production	Exploration & Evaluation Assets	Plant & Equipment	Total
Balance December 31, 2018	$281,978	$-	$1,645	$346,976	$630,599
Depletion and depreciation from continuing operations	6,266	-	-	15,165	21,431
Depletion and depreciation from discontinued operations	742	-	-	6,021	6,763
Write down	-	-	-	(47)	(47)
Foreign exchange movement	-	-	-	(42)	(42)
Disposition of assets held for sale	(25,830)	-	-	(163,241)	(189,071)
Balance December 31, 2019 (Note 4 (b))	263,156	-	1,645	204,832	469,633
Depletion and depreciation	17,613	-	-	22,065	39,678
Disposals	-	-	-	(829)	(829)
Foreign exchange movement	-	-	-	(16)	(16)
Balance December 31, 2020	$280,769	$-	$1,645	$226,052	$508,466
Carrying Amount
Balance December 31, 2018	$191,939	$43,667	$101,819	$1,095,358	$1,432,783
Balance December 31, 2019 (Note 4 (b))	$404,289	$2,568	$171,943	$357,361	$936,161
Balance December 31, 2020	$417,298	$16,369	$170,342	$375,475	$979,484

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 25

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2020 and 2019

expressed in thousands of Canadian dollars, except share and per share amounts

Additions to Mineral Properties being Depleted for the year ended December 31, 2020 include an increase of $9,903, which represents a net change in estimates of future site reclamation provisions (December 31, 2019-increase of $24,082).

At December 31, 2020, the net carrying value of the deferred stripping costs was $21,001 (December 31, 2019-$2,187) and is included in mineral properties.

At December 31, 2020, leased mobile equipment at cost of $5,124 (December 31, 2019-$5,124) and accumulated depreciation of $1,062 (December 31, 2019-$316) was included with plant and equipment.

At December 31, 2020, the Company had provided $28,370 (December 31, 2019-$28,370) of security for reclamation bonding obligations by securing certain plant and equipment.

At December 31, 2020, the Company had $2,741 of contractual commitments (2019-$5,157) for expenditures on property, plant and equipment.

Red Chris Mine

Red Chris Development Company Ltd, a subsidiary of the Company, owns a 30% beneficial interest in the Red Chris copper/gold mine in northwest British Columbia. The Company and Newcrest formed a joint venture for the operation of Red Chris, with Newcrest Red Chris Mining Limited acting as operator. The property is comprised of the Red Chris Main claim group and the Red Chris South group, consisting of 77 mineral tenures (23,142 hectares). Five of these tenures are mining leases (5,141 hectares). Net smelter royalties between 1.0% to 2.0% are payable on production from the Red Chris mine.

Mount Polley Mine

The Mount Polley copper/gold mine in south-central British Columbia is owned by Mount Polley Mining Corporation, a subsidiary of the Company. The property encompasses 23,369 hectares (including claims under option) consisting of seven mining leases (2,007 hectares) and 50 mineral claims (21,362 hectares). A production royalty is payable on ore mined from Mining Lease 933970 but no production occurred on this tenure in 2019 or 2020. In October 2019, Mount Polley Mining Corporation optioned seven adjacent mineral tenures (3,331 hectares). Upon the exercising of the option on or before December 31, 2022, these claims will be subject to a production royalty payable on ore mined from the claims and milled in the Mount Polley processing plant.

Mount Polley mine operations were suspended in May 2019, and the mine remains on care and maintenance until the economics of mining improve.

Huckleberry Mine

The Huckleberry copper mine in west-central British Columbia is owned by Huckleberry Mines Ltd., a subsidiary of the Company. The property encompasses 23,241 hectares, consisting of two mining leases (2,422 hectares) and 44 mineral claims (20,819 hectares).

Huckleberry mine operations were suspended in August 2016, and the mine remains on care and maintenance status until the economics of mining improve.

Other Exploration Properties

The Company has interests in several early stage exploration properties located in Canada. These properties were primarily acquired by acquisition or amalgamation, and the cost of maintaining ownership is not significant.

Impairment Analysis of Mineral Properties

In accordance with its accounting policies and processes, each asset or cash-generating unit (“CGU”) is evaluated to determine whether there are any indications of impairment or impairment reversal. If any such indications of impairment exist, a formal estimate of the recoverable amount is performed.

Based on the Company’s assessment with respect to possible indicators of either impairment or reversal of previous impairments to its mineral properties, including the impact of COVID-19 on the operations and the prevailing market metals prices, the Company concluded that as of December 31, 2020 no impairment or impairment reversal indicators were identified.

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 26

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2020 and 2019

expressed in thousands of Canadian dollars, except share and per share amounts

7.	OTHER ASSETS

	December 31 2020	December 31 2019
Future site reclamation deposits	$14,359	$14,319
Non-current inventory – ore stockpile	9,873	10,201
Non-current inventory – supplies, including critical spare parts	20,948	21,818
Other	50	75
	$45,230	$46,413

8.	DEFERRED PAYABLES

Deferred trade payables consist of amounts invoiced for electricity billings by British Columbia Hydro and Power Authority (“BC Hydro”) that have been deferred pursuant to a tariff supplement. The tariff supplement allows for deferral of up to 75% of the monthly electricity billing (the “Payment Plan”) depending on the average London Metals Exchange settlement copper price converted to CDN dollars at the Bank of Canada’s daily average closing exchange rate. The period for calculating the copper price in CDN dollars is the 30 day period prior to the billing date on the 15th of each month.

Interest on the deferred amounts is charged and added to the deferred trade payables balance at Bank Prime Rate plus 5% except for Huckleberry which is at 12%.

The balances as at December 31, 2019 are related to the Huckleberry mine.

9.	OTHER OBLIGATIONS

Pursuant to a tariff supplement, the Company is obligated to reimburse BC Hydro for its portion of the costs related to BC Hydro’s construction of the Northwest Transmission Line which provides power to the Red Chris mine. On August 15, 2019 the obligation was transferred to the Red Chris Joint Venture. The amounts at December 31, 2019 represent the Company’s 30% share of the obligations of the Red Chris Joint Venture.

10.	CREDIT FACILITY

At December 31, 2020 a credit facility aggregating $50,000 (December 31, 2019-$50,000) is due on October 9, 2021.

The facility is secured by shares of all material subsidiaries and a floating charge on certain assets of the Company. A total of $38,478 (December 31, 2019-$38,583) has been utilized for letters of credit pledged for settlement of future site reclamation provisions and for other liabilities.

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 27

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2020 and 2019

expressed in thousands of Canadian dollars, except share and per share amounts

11.	NON-CURRENT DEBT

Amounts due for non-current debt are:

		December 31 2020	December 31 2019
Equipment loans	(a)	$78	$515
Equipment leases	(b)	2,344	3,301
		2,422	3,816
Less portion due within one year		(840)	(1,300)
		$1,582	$2,516

The Company has the following debt facilities:

(a)	Equipment Loans

The outstanding amount of equipment loans is $78 (December 31, 2019-$515) at a weighted average interest rate of 4.30% with monthly payments of $4. All equipment loans are secured by the financed equipment.

(b)	Equipment Leases

	Interest Rate	Monthly payment	December 31 2020	December 31 2019
Equipment Lease	6.25%	$4	$-	$51
Equipment Lease	4.30%	$80	$2,344	$3,250

Contractual Lease Payments

	December 31 2020	December 31 2019
Due in less than one year	$960	$1,032
Due in one to two years	1,520	2,530
Total undiscounted lease liabilities, end of period	$2,480	$3,562

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 28

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2020 and 2019

expressed in thousands of Canadian dollars, except share and per share amounts

12.	FUTURE SITE RECLAMATION PROVISIONS

The Company has recognized provisions for future site reclamation at its Red Chris, Mount Polley, Huckleberry, Ruddock Creek and Catface properties. Although the ultimate amounts of the future site reclamation provisions are uncertain, the provision of these obligations is based on information currently available, including closure plans and applicable regulations. The future site reclamation provision at Red Chris is provisional due to further valuation work needed on the fair values. Significant closure activities include land rehabilitation, water treatment, demolition of facilities, monitoring and other costs.

Changes to the future site reclamation provisions are:

	2020	2019 (Note 4(b))
Balance, beginning of year	$115,187	$97,668
Continuing operations:
Accretion	2,764	2,745
Change in estimates of future costs and discount rate	9,903	20,919
Dilution in Ruddock Creek JV interest	(26)	-
Acquisition of 30% beneficial interest in Red Chris mine	-	5,293
Discontinued operations (Note 3):
Disposition of liabilities held for sale	-	(14,881)
Accretion	-	280
Change in estimates of future costs and discount rate	-	3,163
	$127,828	$115,187

The total undiscounted amount of estimated future cash flows required to settle the obligations is $234,531 (December 31, 2019-$181,271). The estimated future cash flows were then adjusted using a 1% (December 31, 2019 - 1.3%-2.0%) rate of inflation. The estimated future cash flows have been discounted using a rate of 2.24% (December 31, 2019 - 2.67%) except for obligations related to Mount Polley and Huckleberry beyond 2050 that are discounted using a rate of 3.24% (December 31, 2019 - 3.67%). Obligations in the amount of $113,020 are expected to be settled in the years 2021 through 2050.

The amounts and timing of closure plans for the mineral properties will vary depending on a number of factors including exploration success and alternative mining plans.

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 29

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2020 and 2019

expressed in thousands of Canadian dollars, except share and per share amounts

13.	SHARE CAPITAL

(ii)	Share Capital

Authorized
50,000,000	First Preferred shares without par value with special rights and restrictions to be determined by the directors, of which 3,100,000 have been designated as “Series A First Preferred shares” (issued and outstanding – nil)
50,000,000	Second Preferred shares without par value with rights and restrictions to be determined by the directors (issued and outstanding – nil)
An unlimited number of Common Shares without par value

(iii)	Share Option Plans

Under the Share Option Plans, options not exceeding 10% of the issued common shares of the Company, may be granted to its directors, officers and employees. At December 31, 2020, a total of 10,504,017 common share options had remained available for grant under the plans. Under the plans, the exercise price of each option cannot be greater than the market price of the Company’s shares on the date of grant and an option’s maximum term is 10 years. Options are granted from time to time by the Board of Directors and vest over a three or five year period.

During the year ended December 31, 2020, the Company granted 1,305,000 stock options (2019 - nil) at a weighted average exercise price of $2.00 (2019 - $nil). The weighted average fair value for the options granted in the year ended December 31, 2020 was $0.99 per option (2019 - $nil), which was estimated at the date of the grant using the Black-Scholes option pricing model using the following weighted average assumptions: risk-free interest rate – 0.40% (2019- nil%); expected dividend yield - $nil (2019- $nil); expected stock price volatility – 71.82% (2019- nil%); expected option life - 5 years (2019- nil years); and, estimated forfeiture rate - 5.00% (2019- nil%).

Movements in Share Options

The changes in share options were as follows:

	2020		2019
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of year	1,996,000	$9.62	2,594,000	$9.16
Granted	1,305,000	$2.00	-	$-
Forfeited	-	$-	(86,000)	$8.00
Cancelled	(6,000)	$8.00	-	$-
Expired	(950,000)	$11.55	(512,000)	$5.74
Outstanding at end of year	2,345,000	$4.60	1,996,000	$9.62
Options exercisable at end of year	1,014,000	$7.91	1,762,000	$9.88

The following table summarizes information about the Company’s share options outstanding at December 31, 2020:

	Options Outstanding		Options Exercisable
Exercise Prices	Options Outstanding	Remaining Contractual Life in Years	Options Outstanding & Exercisable	Remaining Contractual Life in Years
$2.00	1,305,000	4.33	-	-
$5.75	65,000	7.00	39,000	7.00
$8.00	975,000	4.93	975,000	4.93
	2,345,000	4.65	1,014,000	5.01

No share options were exercised during the years ended December 31, 2020 and 2019.

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 30

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2020 and 2019

expressed in thousands of Canadian dollars, except share and per share amounts

14.	COST OF SALES

	2020	2019 (Note 4(b))
Operating expenses	$69,745	$45,022
Salaries, wages and benefits	22,546	18,591
Depletion and depreciation	35,179	15,944
	$127,470	$79,557

Included in cost of sales for the year ended December 31, 2020 is $1,158 (December 31, 2019 - $4,325) of impairment charges in relation to stockpile ore, concentrate and supplies inventory.

15.	INTEREST EXPENSE

	2020	2019
Interest on non-current debt	$144	$37,569
Other interest	1,214	8,704
	$1,358	$46,273

16.	OTHER FINANCE (LOSS) INCOME

	2020	2019 (Note 4 (b))
Accretion of future site reclamation provisions	$(2,764)	$(2,745)
Foreign exchange gain on non-current debt	25	10,375
Fair value adjustment on debt settled in common shares	-	(3,328)
Loss on early repayment of convertible debentures	-	(1,766)
Fair value adjustment to marketable securities	91	(304)
	(2,648)	2,232
Interest income	758	3,161
Other finance (loss) income	$(1,890)	$5,393

17.	SUPPLEMENTAL CASH FLOW INFORMATION

Net change in non-cash operating working capital balances:

	2020	2019
Trade and other receivables	$31	$(3,896)
Inventory	1,255	1,795
Prepaid expenses and deposits	129	632
Trade and other payables	(6,766)	4,149
Deferred trade payables	(5,329)	(2,441)
Provision for rehabilitation costs	(1,014)	(1,248)
	$(11,694)	$(1,009)

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 31

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2020 and 2019

expressed in thousands of Canadian dollars, except share and per share amounts

18.	INCOME AND MINING TAX RECOVERY

The reported income tax provision differs from the amounts computed by applying the Canadian federal and provincial statutory rates to the loss before income taxes due to the following reasons:

	2020		2019 (Note (4(b))
	Amount	%	Amount	%
Loss before taxes	$(8,866)	100.0	$(69,617)	100.0
Tax recovery thereon at statutory rates	(2,394)	(27.0)	(18,796)	(27.0)
Decrease (increase) resulting from:
Non-deductible share based compensation	196	2.2	72	0.1
Non-deductible portion of foreign exchange loss	-	-	(1,111)	(1.6)
Revisions to prior year estimates	(3,741)	(42.2)	3,442	5.0
Non-deductible fair value adjustment on debt settled in common shares	-	-	899	1.3
B.C. mineral tax	1,962	22.1	(12,896)	(18.9)
Other	3	-	(3)	-
Income and mining tax recovery	$(3,974)	(44.8)	$(28,393)	(41.1)
Current income and mining tax (recovery) expense	$352		$(10,235)
Deferred income and mining tax recovery	(4,326)		(18,158)
	$(3,974)		$(28,393)

	December 31 2019	December 31 2019 (Note (4(b))
Deferred income and mining tax assets	$11,230	$9,115
Deferred income and mining tax liabilities	(187,035)	(189,244)
Net deferred income and mining tax liabilities	$(175,805)	$(180,129)

	December 31 2020	December 31 2019 (Note (4(b))
Deferred income and mining tax assets and (liabilities)
Mineral properties	$(209,162)	$(190,208)
Mineral properties – mineral tax	(26,586)	(30,213)
Net operating tax losses carried forward(1)	55,912	36,062
Other	4,031	4,230
Net deferred income and mining tax liabilities	$(175,805)	$(180,129)

(1)	The Company believes that it is probable that the results of future operations will generate sufficient taxable income to realize the above noted deferred income tax assets.

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 32

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2020 and 2019

expressed in thousands of Canadian dollars, except share and per share amounts

At December 31, 2020, the Company had net operating tax loss carry forwards in Canada of $235,990 which can be applied to reduce future Canadian taxable income and will expire between 2026 and 2039. In addition, the Company had net operating tax loss carry forwards in the United States of US$20,637 which can be applied to reduce future US taxable income and will expire in 2030 to 2037.

The Company had the following tax effected temporary differences and tax effected unused tax losses at December 31, 2020 in respect of which no deferred tax asset has been recognized:

	Mineral Properties & Other	Tax Losses	Total
Expiry 2026 and beyond	$-	$9,702	$9,702
No expiry date	12,057	8,866	20,923
	$12,057	$18,568	$30,625

19.	(LOSS) EARNINGS PER SHARE

Basic (loss) earnings per share is calculated by dividing the net income (loss) for the year by the weighted average number of ordinary shares outstanding during the year. The basic and diluted earnings per share are the same as there are no instruments that have a dilutive effect on earnings.

	2020	2019
Net (Loss) Income	$(4,892)	$319,447
Weighted-average number of common shares outstanding	128,490,174	127,277,090
Basic and diluted (loss) earnings per common share	$(0.04)	$2.51

Net Loss from continuing operations	$(4,892)	$(41,224)
Weighted-average number of common shares outstanding	128,490,174	127,277,090
Basic and diluted loss per common share	$(0.04)	$(0.32)

Net Income from discontinued operations	$-	$360,671
Weighted-average number of common shares outstanding	-	127,277,090
Basic and diluted earnings per common share	$-	$2.83

The following common shares that may be issued in relation to the following items have been excluded from the calculation of diluted loss per common share as the result would be anti-dilutive:

	2020	2019
Stock options	2,345,000	1,996,000

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 33

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2020 and 2019

expressed in thousands of Canadian dollars, except share and per share amounts

20.	RELATED PARTY TRANSACTIONS AND COMPENSATION TO DIRECTORS AND KEY MANAGEMENT PERSONNEL

The consolidated financial statements include the financial statements of Imperial Metals Corporation and its subsidiaries and joint ventures listed in the following tables:

		% Equity Interest
Subsidiaries	Incorporation	2020	2019
416898 BC Ltd.	Canada	100%	100%
Bethlehem Resources Corporation	Canada	100%	100%
Catface Copper Mines Limited	Canada	100%	100%
CAT-Gold Corporation	Canada	100%	100%
Goldstream Mining Corporation	Canada	100%	100%
HML Mining Inc.	Canada	100%	100%
High G Minerals Corporation	Canada	100%	100%
Highway 37 Power Corp.	Canada	100%	100%
Huckleberry Mines Ltd.	Canada	100%	100%
Mount Polley Mining Corporation	Canada	100%	100%
Princeton Exploration Ltd.	Canada	100%	100%
Red Chris Development Company Ltd.	Canada	100%	100%
Ruddock Creek Mining Corporation	Canada	100%	100%
Selkirk Metals Corp.	Canada	100%	100%
Sterling Gold Mining Corporation	USA	100%	100%

		% Interest in JV
Joint Ventures (Unincorporated)		2020	2019
Red Chris Joint Venture	Canada	30%	30%
Ruddock Creek Joint Venture	Canada	45.3%	45.3%

(a)	Related Party Transactions

Related party transactions and balances with joint ventures, a significant shareholder, companies controlled by a significant shareholder, companies in which directors are owners, and with directors and officers are as follows:

Statement of Income (Loss)	2020	2019
Other revenue (equipment rental and other services)	$1,566	$886
Loan guarantee fee for guarantee of second lien credit facility	$-	$697
Loan guarantee fee for guarantee of senior credit facility	$-	$2,786
Line of credit arrangement fee	$-	$100
Junior Credit Facility Extension Fee	$-	$45
Interest expense	$-	$15,087

The Company incurred the above transactions and balances in the normal course of operations.

(b)	Compensation of Directors and Key Management Personnel

The remuneration of the Company’s directors and other key management personnel are as follows:

	2020	2019
Short term benefits(1)	$1,486	$2,062
Share based payments(2)	$518	$-

(1)	Short term employee benefits include salaries, estimated bonuses payable within the year of the Statement of Financial Position date and other annual employee benefits.

(2)	Share based payments are the fair value of options granted in the period to directors and other key management personnel.

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 34

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2020 and 2019

expressed in thousands of Canadian dollars, except share and per share amounts

21.	REPORTABLE SEGMENTED INFORMATION

The Company operates primarily in Canada. All of the Company’s assets are located in Canada, except for assets in relation to Sterling mine totaling $6,477 as December 31, 2020 (December 31, 2019-$6,609) which are located in the USA. The Company’s reportable segments reflect the internal reporting used by the Company’s management to report to the chief operating decision maker.

Reportable Segments	December 31, 2020
	Red Chris	Mount Polley	Huckleberry	Corporate and Others	Total
Reportable segmented revenues	$146,292	$492	$1,614	$1,654	$150,052
Less inter-segment revenues	-	(79)	(484)	(1,392)	(1,955)
Revenues from external sources	$146,292	$413	$1,130	$262	$148,097
Depletion and depreciation	$34,581	$4,517	$1,163	$27	$40,288
Interest (expense) and other finance (loss) income	$(569)	$(1,527)	$(1,465)	$313	$(3,248)
Net income (loss)	$15,709	$(6,625)	$(11,478)	$(2,228)	$(4,892)
Capital expenditures	$73,243	$939	$903	$(1,484)	$73,601
Total assets	$644,102	$146,767	$242,628	$57,824	$1,091,321
Total liabilities	$222,079	$53,709	$82,880	$4,170	$362,838

Reportable Segments	December 31, 2019 (Note 4(b))
	Red Chris	Mount Polley	Huckleberry	Corporate and Others	Total
Continuing Operations:
Reportable segmented revenues	$35,868	$37,323	$1,480	$695	$75,366
Less inter-segment revenues	-	(2,092)	(1,075)	(376)	(3,543)
Revenues from external sources	$35,868	$35,231	$405	$319	$71,823
Depletion and depreciation	$10,631	$9,377	$1,056	$31	$21,095
Interest (expense) and other finance (expense) income	$(28,292)	$(9,970)	$699	$(3,317)	$(40,880)
Net (loss) income from continuing operations	$(18,997)	$(17,632)	$1,907	$(6,502)	$(41,224)

Discontinued Operations:
Reportable segmented revenues	$164,904	$-	$-	$-	$164,904
Less inter-segment revenues	1,163	-	-	-	1,163
Revenues from external sources	$166,067	$-	$-	$-	$166,067
Depletion and depreciation	$9,162	$-	$-	$-	$9,162
Interest expense and other finance expense	$(2,793)	$-	$-	$-	$(2,793)
Gain on sale and revaluation of interest in Red Chris	$439,975	$-	$-	$-	$439,975
Net income from discontinued operations	$360,671	$-	$-	$-	$360,671
Net income (loss)	$341,674	$(17,632)	$1,907	$(6,502)	$319,447
Capital expenditures (continuing and discontinued operations)	$42,488	$5,431	$45	$1,412	$49,376
Total assets	$606,152	$154,052	$230,560	$112,724	$1,103,488
Total liabilities	$224,229	$68,032	$69,288	$9,160	$370,709

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2020 and 2019

expressed in thousands of Canadian dollars, except share and per share amounts

Revenue by Geographic Area

	2020	2019
Switzerland	$79,258	$70,761
China	23,527	-
Australia	7,850	-
Singapore	35,657	-
Canada	1,805	1,062
	$148,097	$71,823

Revenues are attributed to geographic area based on country of customer. In the year ended December 31, 2020, the Company had 4 principal customers individually accounting for more than 10% each for a total 78% of revenues (December 31, 2019 – 3 principal customers accounting for 89% of revenues).

The Company’s principal product is copper concentrate (contains copper, gold, and silver) which is sold at prices quoted on the London Metals Exchange and LBMA. The Company sells all concentrate production to third party traders.

Revenue by Major Product and Service

	2020	2019
Copper	$93,921	$43,126
Gold	51,313	27,187
Silver	1,058	503
Other	1,805	1,007
	$148,097	$71,823

22.	FINANCIAL INSTRUMENTS, INTEREST RATE AND CREDIT RISK

During the year, the Company examined the various financial instrument risks to which it is exposed and assessed the impact and likelihood of those risks. These risks may include credit risk, liquidity risk, market risk and other price risks. Where material, these risks are reviewed and monitored by the Board of Directors.

Capital Risk Management

The Company manages its capital to ensure that it will be able to continue as a going concern while maximizing the return to stakeholders through the optimization of the debt and equity balance. The capital structure of the Company consists of equity comprised of share capital, contributed surplus, currency translation adjustment and retained earnings.

Credit Risk

The Company’s credit risk is limited to cash, trade and other receivables, and future site reclamation deposits in the ordinary course of business. The credit risk of cash and future site reclamation deposits is mitigated by placing funds in financial institutions with high credit quality.

The Company’s maximum exposure to credit risk is as follows:

	2020	2019
Cash	$34,019	$89,953
Marketable securities	130	39
Trade receivables	5,992	5,759
Future site reclamation deposits	14,359	14,319
	$54,500	$110,070

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2020 and 2019

expressed in thousands of Canadian dollars, except share and per share amounts

Liquidity Risk

Cash balances on hand and the projected cash flow from the Red Chris mine are expected to be sufficient to fund the Company’s obligations as they come. However, there are inherent risks related to the operation of the Company’s mines which could require additional sources of financing. Liquidity risk is also impacted by credit risk, although the Company considers this risk low.

Currency Risk

Financial instruments that impact the Company’s net income and comprehensive income due to currency fluctuations include US dollar denominated cash, trade, and other accounts receivable, reclamation deposits, trade and other payables and debt. If the US Dollar had been 10% higher/lower and all other variables were held constant, net loss and comprehensive loss for the year ended December 31, 2020 would have been higher/lower by $1,521.

Interest Rate Risk

The Company does not have any significant exposure to interest rate risk.

Provisionally Priced Revenues

As a result of the provisional pricing terms in its sales contracts, the Company is exposed to commodity price risk until final pricing is determined. Therefore, revenues in subsequent periods will be adjusted for any changes to provisionally priced accounts receivables outstanding at period end. Final pricing is usually four to five months after the date of shipment and therefore changes in metal prices may have a material impact on the final revenue.

Provisionally priced revenues is comprised of the following:

	December 31 2020		December 31 2019
	Provisional lb/oz	Provisional Price per lb/oz	Provisional lb/oz	Provisional Price per lb/oz
	000’s	US$	000’s	US$
Copper	5,884.7	$3.52	6,561.9	$2.80
Gold	2.9	$1,894	2.5	$1,520

The following tables summarize the realized and unrealized gains (losses) on provisionally priced sales:

	2020			2019
	Copper	Gold & Silver	Total	Copper	Gold & Silver	Total
Realized	$996	$1,351	$2,347	$433	$957	$1,390
Unrealized	4,148	664	4,812	1,456	98	1,554
Total	$5,144	$2,015	$7,159	$1,889	$1,055	$2,944

Fair Value Estimation

The fair value of the Company’s financial instruments has been classified within the fair value hierarchy at December 31, 2020 as follows:

Financial Assets	Level 1	Level 2	Total
Cash	$34,019	$-	$34,019
Marketable securities	130	-	130
Provisionally priced accounts receivables	-	2,158	2,158
Future site reclamation deposits	14,359	-	14,359
	48,508	2,158	50,666
Provisionally priced accounts receivables – repayable	-	(274)	(274)
	$48,508	$1,884	$50,392

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 37

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2020 and 2019

expressed in thousands of Canadian dollars, except share and per share amounts

23.	COMMITMENTS AND PLEDGES

At December 31, 2020, the Company has pledged the following assets for settlement of future site reclamation provisions:

Future site reclamation deposits included with other assets (Note 7)	$14,359
Mineral property, plant and equipment	28,370
Letters of credit (Note 10)	33,823
$76,552

24.	CONTINGENT LIABILITIES

The Company is from time to time involved in various claims and legal proceedings arising in the conduct of its business.

During the third quarter of 2014, a securities class action under section 138 of the Ontario Securities Act was filed against the Company and certain of its directors, officers and others. On September 23, 2020, the Ontario Superior Court denied the Plaintiff leave to proceed with this claim. The Plaintiff has appealed this decision. The Company is of the view that the allegations contained in the claim are without merit and are unlikely to succeed.

During the June 2020 period, a claim from a contractor was filed against the Company and has been submitted to arbitration. The claim is based on a contractor’s self-assessment of additional compensation owed for work previously carried out. The Company has denied that any further amounts are owed and is of the view that the allegations contained in the claim are without merit and are unlikely to succeed. The Company has made a counter claim against the contractor for breach of contract and negligent misrepresentations.

The Company has commenced action against its insurance underwriters to recover business interruption losses incurred at the Mount Polley mine. The insurers have filed a statement of defense and a counterclaim. The Company is of the view that the counterclaim is without merit and unlikely to succeed.

25.	SUBSEQUENT EVENTS

On March 10, 2021 the Company entered into a $10,000 promissory note financing (“Note”) with an affiliate of its major shareholder. The Note matures on April 1, 2022 and bears interest of 8.0% per annum.

On March 15, 2021 the Company earned a 30% interest in the GJ Copper-Gold Property for a payment of $3,038 to Newcrest Red Chris Mining Limited.

Imperial Metals Corporation | December 31, 2020 | Financial Statements | # 38